EXHIBIT 3(i)(c)

                           CERTIFICATE OF AMENDMENT
                        TO CERTIFICATE OF INCORPORATION
                         OF XECHEM INTERNATIONAL, INC.


     Xechem International, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of
Delaware (the "Law"), DOES HEREBY
CERTIFY:

     FIRST: That at a meeting of the Board of Directors of the Corporation held on November 15, 1996, the Board of Directors duly adopted a resolution proposing and declaring advisable the following amendment to the Corporation's Certificate of Incorporation:

                  RESOLVED,  that the  directors  find it advisable to amend the
            Certificate of Incorporation of the Corporation by striking Article Fourth, Section 1 in its entirety and inserting in lieu thereof the following:

            FOURTH.  Authorized Shares.

                  1. The aggregate number of shares which the Corporation  shall have authority to issue is 250,000,000 shares, of which 2,500 shares of the par value of $0.0001 per share shall be designated "Class A Voting Preferred Stock," 1,150 shares of the par value of $0.0001 per share shall be designated "Class B 8% Preferred Stock," 2,996,350 shares of the par value of $0.0001 per share shall be designated "Class C Preferred Stock" and 247,000,000 shares of the par value of $0.01 per share shall be designated "Common Stock."

     SECOND: A special meeting of the stockholders of the Corporation was duly called and held on January 15, 1997, upon notice in accordance with the applicable provisions of Section 222 of the Law, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of
Section 242 of the Law.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Ramesh C. Pandey, its President and Chief Executive Officer and attested by Leonard A. Mudry, its Secretary, this 15th day of January, 1997.


                                           /s/Ramesh C. Pandey
                                          Ramesh C. Pandey, President and Chief
                                            Executive Officer
ATTEST:

/s/ Leonard A. Mudry
Leonard A. Mudry, Secretary